The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or the underwriter will arrange to send you the prospectus if you request it by calling toll-free 1-888-222-7092.

                              THE SERIES 2006-13 CERTIFICATES

               Initial      Pass-
              Principal    Through           Class
 Class        Balance(1)    Rate         Principal Types       Interest Types        CUSIP
-------------------------------------------------------------------------------------------

Offered Certificates

Class A-1    $281,217,000  6.000%   Super Senior, Sequential    Fixed Rate        94984J AA 9
                                    Pay

Class A-2     $12,783,000  6.000%   Super Senior Support,       Fixed Rate        94984J AB 7
                                    Sequential Pay

Class A-3    $100,000,000  6.000%   Super Senior, Sequential    Fixed Rate        94984J AC 5
                                    Pay

Class A-4    $136,104,000  5.750%   Super Senior, Sequential    Fixed Rate        94984J AD 3
                                    Pay

Class A-5    $169,294,000  6.000%   Super Senior, Lockout       Fixed Rate        94984J AE 1

Class A-6     $10,807,000  6.000%   Super Senior Support,       Fixed Rate        94984J AF 8
                                    Lockout

Class A-7        (2)       6.000%   Senior, Notional Amount     Fixed Rate,       94984J AG 6
                                                                Interest Only

Class A-8     $42,103,000  6.000%   Super Senior, Sequential    Fixed Rate        94984J AH 4
                                    Pay

Class A-9     $11,592,000  6.000%   Super Senior Support,       Fixed Rate        94984J AJ 0
                                    Sequential Pay

Class A-10    $70,522,000  6.000%   Super Senior, Accretion     Fixed Rate        94984J AK 7
                                    Directed

Class A-11    $25,000,000  6.000%   Super Senior, Sequential    Accrual, Fixed    94984J AL 5
                                    Pay                         Rate

Class A-12     $3,981,000  6.000%   Super Senior Support,       Fixed Rate        94984J AM 3
                                    Sequential Pay

Class A-PO     $1,081,209  0.000%   Senior, Ratio Strip         Principal Only    94984J AN 1

Class A-R            $100  6.000%   Senior, Sequential Pay      Fixed Rate        94984J AP 6

Class B-1     $23,863,000  6.000%   Subordinated                Fixed Rate        94984J AQ 4

Class B-2      $4,953,000  6.000%   Subordinated                Fixed Rate        94984J AR 2

Class B-3      $2,701,000  6.000%   Subordinated                Fixed Rate        94984J AS 0

Non-Offered Certificates

Class B-4      $1,801,000  6.000%   Subordinated                Fixed Rate        94984J AT 8

Class B-5      $1,351,000  6.000%   Subordinated                Fixed Rate        94984J AU 5

Class B-6      $1,352,191  6.000%   Subordinated                Fixed Rate        94984J AV 3



(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The Class A-7 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $5,671,000.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates


   I. On each Distribution Date occurring prior to the Accretion Termination Date, the Accrual Distribution Amount will be distributed, sequentially, to the Class A-10 and Class A-11 Certificates;

   II. On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

   first, to the Class A-R Certificates;

   second, concurrently, to the Class A-5 and Class A-6 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

   third, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata, up to $1,000 for such Distribution Date;

   fourth, up to $3,150,000, concurrently, as follows:

            (A) approximately 95.9999861973%, sequentially, as follows:

                  (1) to the Class A-3 Certificates, up to $1,650,000 for such
            Distribution Date; and

                  (2) sequentially, to the Class A-4, Class A-3 and Class A-8
            Certificates; and

            (B) approximately 4.0000138027% to the Class A-9 Certificates;

   fifth, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata;

   sixth, concurrently, as follows:

            (A) approximately 95.9999861973%, sequentially, as follows:

                  (1) to the Class A-3 Certificates, up to $1,650,000 for such
            Distribution Date (including the amount distributed pursuant to priority fourth (A)(1) above); and

                  (2) sequentially, to the Class A-4, Class A-3 and Class A-8
            Certificates; and

            (B) approximately 4.0000138027% to the Class A-9 Certificates;

   seventh, concurrently, as follows:

            (A) approximately 95.9991156046%, sequentially, to the Class A-10 and Class A-11 Certificates; and

            (B) approximately 4.0008843954%, to the Class A-12 Certificates; and

   eighth, concurrently, to the Class A-5 and Class A-6 Certificates, pro rata.


   The "Priority Amount" for any Distribution Date means the lesser of (i) the sum of the Principal Balances of the Class A-5 and Class A-6 Certificates and
(ii) the product of (1) the Priority Percentage, (2) the Shift Percentage and
(3) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

   The "Priority Percentage" means the sum of the Principal Balances of the Class A-5 and Class A-6 Certificates divided by the Aggregate Non-PO Principal Balance.

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:


              Distribution Date Occurring In                 Shift Percentage
              ------------------------------                 ----------------
October 2006 through September 2011                                0%
October 2011 through September 2012                               30%
October 2012 through September 2013                               40%
October 2013 through September 2014                               60%
October 2014 through September 2015                               80%
October 2015 and thereafter                                      100%